Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

February 27, 2014

MEDIA CONTACT: Lisa Gagnon

703-903-3385

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC REPORTS NET INCOME OF $48.7 BILLION FOR FULL-YEAR 2013;

COMPREHENSIVE INCOME OF $51.6 BILLION

Full-Year and Fourth Quarter 2013 Financial Results

—	Full-year net income and comprehensive income totaled $48.7 billion and $51.6 billion, respectively
—	Fourth quarter net income and comprehensive income totaled $8.6 billion and $9.8 billion, respectively – the company’s ninth consecutive quarter of positive net income and comprehensive income
—	Financial results were positively impacted by the following significant items:

¡     Full-year tax benefit of $23.3 billion driven by release of deferred tax asset valuation allowance

¡     Pre-tax benefit of legal settlements of $6.0 billion for fourth quarter and $7.7 billion for full year

¡     Continued improvement in home prices which contributed to reduced loan loss provisioning

¡     Fair value gains on derivative portfolio and non-agency mortgage-related securities

—	Recent level of earnings is not sustainable over the long term

Treasury Draws and Dividend Payments at December 31, 2013

—	Paid aggregate cash dividends of $71.345 billion to Treasury through December 31, 2013, exceeding cumulative cash draws of $71.336 billion received from Treasury
—	Based on December 31, 2013 net worth of $12.8 billion, the company’s March 2014 dividend obligation will be $10.4 billion, bringing total cash dividends paid to Treasury to $81.8 billion
—	Senior preferred stock held by Treasury remains $72.3 billion, as dividend payments do not reduce prior Treasury draws
—	The capital reserve amount used to calculate dividends under the Purchase Agreement decreased from $3.0 billion in 2013 to $2.4 billion for each quarterly payment in 2014

Housing Market Support Since January 1, 2009

—	Provided $2.2 trillion of liquidity, including $453 billion in 2013, to the mortgage market, including:

¡     7.7 million refinancings, including nearly 1.6 million in 2013

¡     2.0 million home purchases, including over 515,000 in 2013

¡     1.6 million units of multifamily rental housing, including nearly 388,000 in 2013

—	Helped approximately 953,000 borrowers to avoid foreclosure, including nearly 168,000 in 2013

Credit Quality at December 31, 2013

—	Post-2008 book of business grew to 54 percent of single-family credit guarantee portfolio in 2013, excluding HARP and other relief refinance loans which grew to 21 percent
—	Delinquency rates remained below industry benchmarks:

¡     Single-family serious delinquency rate declined to 2.39 percent

¡     Multifamily delinquency rate was 0.09 percent

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $8.6 billion for the fourth quarter of 2013, compared to $30.5 billion for the third quarter of 2013. The company also reported comprehensive income of $9.8 billion for the fourth quarter of 2013, compared to $30.4 billion for the third quarter of 2013. For the full-year 2013, Freddie Mac’s net income was $48.7 billion and comprehensive income was $51.6 billion, compared to net income of $11.0 billion and comprehensive income of $16.0 billion for the full-year 2012. As discussed below, 2013 financial results were positively impacted by release of the deferred tax asset valuation allowance, the benefit of various legal settlements, reduced loan loss provisioning and fair value gains on the company’s derivative portfolio and non-agency mortgage-related securities.

Summary Financial Results (1)

		Three Months Ended		Full-Year

($ Billions)		9/30/13	12/31/13	2012	2013
1	Net interest income	$4.3	$3.8	$17.6	$16.5
2	(Provision) benefit for credit losses	1.1	0.2	(1.9)	2.5
3	Derivative gains (losses)	(0.1)	1.0	(2.4)	2.6
4	Net impairment	(0.1)	(1.3)	(2.2)	(1.5)
5	Other non-interest income	1.9	6.1	0.5	7.4
6	Non-interest expense	(0.6)	(0.4)	(2.2)	(2.1)

7	Pre-tax income	$6.5	$9.3	$9.4	$25.4
8	Income tax benefit (expense)	24.0	(0.7)	1.5	23.3

9	Net income	$30.5	$8.6	$11.0	$48.7
10	Total other comprehensive income (loss)	(0.0)	1.2	5.1	2.9

11	Comprehensive income	$30.4	$9.8	$16.0	$51.6

(1)	Columns may not add due to rounding. See “Appendix—Financial Results Discussion” section for additional information about the company’s financial results for the fourth quarter and full-year 2013.

Pre-Tax Income – Freddie Mac’s pre-tax income was $9.3 billion for the fourth quarter of 2013, compared to $6.5 billion for the third quarter of 2013. The increase primarily reflects higher other non-interest income driven by higher private label securities (PLS) litigation settlement proceeds, as well as a shift from derivative losses in the third quarter to derivative gains in the fourth quarter. These favorable impacts were partially offset by higher net impairment expense and a lower benefit for credit losses.

Pre-tax income for the full-year 2013 was $25.4 billion, compared to $9.4 billion for the full-year 2012. The increase primarily reflects higher other non-interest income driven by settlement proceeds related to PLS litigation, a shift from a provision for credit losses in 2012 to a benefit for credit losses in 2013, and a shift from derivative losses in 2012 to derivative gains in 2013.

Derivatives are used to reduce Freddie Mac’s exposure to interest-rate risk but they could increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings, while fair value changes associated with several of the types of assets and liabilities being hedged are not.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Net Income – Freddie Mac’s net income was $8.6 billion for the fourth quarter of 2013, compared to $30.5 billion for the third quarter of 2013. Third quarter results included an income tax benefit of $23.9 billion that resulted from the release of the deferred tax asset valuation allowance.

Net income for the full-year 2013 was $48.7 billion, compared to $11.0 billion for the full-year 2012. Full-year 2013 results reflect an income tax benefit of $23.3 billion that primarily resulted from the release of the deferred tax asset valuation allowance in the third quarter.

Comprehensive Income – Freddie Mac’s comprehensive income was $9.8 billion for the fourth quarter of 2013, compared to $30.4 billion for the third quarter of 2013. The decrease was primarily driven by higher quarterly net income in the third quarter due to the release of the deferred tax asset valuation allowance.

Comprehensive income for the full-year 2013 was $51.6 billion, compared to $16.0 billion for the full-year 2012. The increase was mostly driven by higher net income in 2013.

Legal Settlements – During 2013, Freddie Mac and the Federal Housing Finance Agency (FHFA) reached agreements with a number of institutions to settle litigation related to Freddie Mac’s investment in certain PLS. These settlements contributed $4.8 billion and $5.5 billion to Freddie Mac’s pre-tax income in the fourth quarter and full-year 2013, respectively. Additionally, Freddie Mac entered into agreements with a number of its sellers to resolve certain representation and warranty claims (substantially all of which related to pre-conservatorship loan origination activity) in exchange for one-time cash payments. These payments contributed $0.8 billion and $1.8 billion to the company’s pre-tax income in the fourth quarter and full-year 2013, respectively.

In February 2014, Freddie Mac and Lehman Brothers (Lehman) entered into a settlement under which Freddie Mac will receive $767 million to resolve claims related to Lehman’s bankruptcy. Freddie Mac recognized $350 million in pre-tax income for 2013 related to this settlement.

In addition, in February 2014, Freddie Mac and FHFA entered into an agreement with Morgan Stanley to settle litigation related to Freddie Mac’s investment in certain PLS. Under the agreement, Freddie Mac was paid $625 million, which will be reflected in the company’s financial results for the first quarter of 2014.

Sustainability of Earnings – The level of earnings Freddie Mac has experienced in recent periods is not sustainable over the long term. Freddie Mac’s recent financial results, particularly the level of loan loss provisioning, have benefited significantly from strong home-price appreciation, which is beginning to moderate. Recent financial results have also included significant benefits related to the release of the deferred tax asset valuation allowance, as well as legal settlements of both PLS litigation and representation and warranty claims. Freddie Mac’s settlements of representation and warranty claims related to pre-conservatorship loan originations are largely complete while PLS litigation is ongoing and additional settlements are expected in 2014. In addition, declines in the size of the company’s mortgage-related investments portfolio, as required by FHFA and the Purchase Agreement with Treasury, will reduce earnings over time. The company’s financial results will also continue to be affected by changes in interest rates, the yield curve, and mortgage spreads, which can cause significant earnings and net worth variability from period to period.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

About Freddie Mac’s Conservatorship

Purchase Agreement with Treasury – Freddie Mac has been operating under conservatorship, with FHFA as Conservator, since September 6, 2008. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. Based on Freddie Mac’s net worth of $12.8 billion at December 31, 2013, less the 2014 capital reserve amount of $2.4 billion, the company’s dividend obligation to Treasury in March 2014 will be $10.4 billion. Including the March 2014 dividend obligation, Freddie Mac’s aggregate cash dividends paid to Treasury will total $81.8 billion, versus cumulative cash draws of $71.3 billion received from Treasury through December 31, 2013. Under the Purchase Agreement, the payment of dividends cannot be used to reduce prior Treasury draws. Accordingly, Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of December 31, 2013.

Treasury Draws and Dividend Payments

(1)	The initial $1 billion liquidation preference of senior preferred stock was issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Amounts may not add due to rounding.

In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended Purchase Agreement does not allow the company to build a capital reserve over the long term. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount was $3 billion for 2013, is $2.4 billion for 2014, and will be reduced by $600 million each year thereafter until it reaches zero on January 1, 2018.

The amount of remaining funding available to Freddie Mac under the Purchase Agreement with Treasury is currently $140.5 billion, and will be reduced by any future draws.

Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “BUSINESS — Conservatorship and Related Matters — Treasury Agreements” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Remittance of Guarantee Fees to Treasury – In September 2012, Freddie Mac began remitting proceeds to Treasury from the 10 basis point guarantee fee increase required by the Temporary Payroll Tax Cut Continuation Act of 2011. The expense related to this increase totaled $533 million in 2013 and $108 million in 2012.

Housing Market Support

Freddie Mac continues to support the U.S. housing market by ensuring credit availability for new and refinanced mortgages as well as rental housing. The company also continues helping struggling homeowners avoid foreclosure and stabilizing communities nationwide. Since the beginning of 2009, Freddie Mac has helped 11.3 million American families own or rent a home (including nearly 2.5 million relief refinance borrowers) and another 953,000 families avoid foreclosure. At the same time, the company is working with FHFA, its customers and the industry to build a stronger housing finance system for the nation.

Number of Families Helped

(Thousands)		2009	2010	2011	2012	2013	Cumulative Total
1	Number of families helped to own or rent a home	2,480	2,089	1,830	2,472	2,458	11,329
2	Relief refinance borrowers (includes HARP)(1)	169	533	453	687	611	2,453
3	Other refinance borrowers(1)	1,595	947	740	996	944	5,222
4	Purchase borrowers(1)	460	378	326	353	515	2,032
5	Multifamily rental units	256	231	311	436	388	1,622
6	Number of single families helped to avoid foreclosure(2)	133	275	208	169	168	953
7	Loan modifications	65	170	109	70	83	497
8	Repayment plans	34	31	33	33	29	160
9	Forbearance agreements	15	35	20	13	12	95
10	Short sales & deed-in-lieu of foreclosure transactions	19	39	46	53	44	201
11	Total (lines 1+6)	2,613	2,364	2,038	2,641	2,626	12,282

(1)	For the periods presented, a borrower may be counted more than once if the company purchased more than one loan (purchase or refinance mortgage) relating to the same borrower.
(2)	These categories are not mutually exclusive and a borrower in one category may also be included within another category in the same period. For the periods presented, a borrower may subsequently go into foreclosure.

Providing Liquidity – Freddie Mac continues to provide access to financing for new and refinanced mortgages and rental housing. Since the beginning of 2009, the company has provided $2.2 trillion in liquidity to the market through its purchases of loans and issuances of mortgage-related securities, including $453 billion during 2013.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Market Liquidity Provided (1)

($ Billions)		2009	2010	2011	2012	2013	Cumulative Total
1	Single-family purchases or issuances(1)	$483	$390	$321	$427	$423	$2,044
2	Relief refinance mortgages (includes HARP)	35	106	82	123	99	445
3	Other refinance mortgages	345	200	168	228	210	1,151
4	Purchase mortgages	94	78	71	76	114	433
5	Other(2)	9	6	-	-	-	15
6	Multifamily loan purchases or guarantees(1)(3)	$17	$16	$20	$29	$26	$108
7	Other(4)	$46	$-	$8	$-	$4	$58
8	Total (lines 1+6+7)	$546	$406	$349	$456	$453	$2,210

(1)	Based on unpaid principal balance (UPB) and includes other guarantee commitments.
(2)	Includes Ginnie Mae Certificates, HFA initiative-related guarantees, and Other Guarantee Transactions.
(3)	In the first quarter of 2013, Freddie Mac made certain changes to more closely align the presentation of the company’s single-family and multifamily securitization activities. As a result, Multifamily issuances of K-deals are no longer included in line 6. All periods presented above have been revised.
(4)	Consists of non-Freddie Mac mortgage-related securities purchased for the company’s mortgage-related investments portfolio.

Enabling Refinance Activity – Through purchasing refinance mortgages, Freddie Mac helps borrowers lower their payments and/or improve their mortgage terms. Refinance purchases of $309 billion accounted for 73 percent of the company’s single-family mortgage purchase volume during 2013, down from 82 percent in 2012, as long-term mortgage rates increased during much of 2013. The company estimates that the homeowners who refinanced during 2013 will reduce their mortgage interest payments by an average of $3,600 during the first 12 months. Since the beginning of 2009, the company has purchased or guaranteed $1.6 trillion of refinance mortgages, helping nearly 7.7 million homeowners.

Freddie Mac’s relief refinance initiative continues to help borrowers who are making timely mortgage payments but have been unable to refinance due to declining property values. A portion of the relief refinance initiative is targeted at borrowers with current loan-to-value (LTV) ratios above 80 percent and represents the company’s implementation of the Home Affordable Refinance Program (HARP). During 2013, Freddie Mac purchased approximately $63 billion of HARP loans. This figure represents approximately 340,000 HARP loans which enabled homeowners to reduce their mortgage interest payments by an average of $4,100 during the first 12 months. Freddie Mac has purchased nearly 1.3 million HARP loans since the program’s debut in 2009.

Preventing Foreclosures – Freddie Mac helps struggling borrowers retain their homes or otherwise avoid foreclosure. During 2013, the company completed approximately 168,000 single-family loan workouts, including over 83,000 loan modifications. This brings the total number of homeowners the company has helped to avoid foreclosure to approximately 953,000 since the beginning of 2009.

In addition, when foreclosure is unavoidable, Freddie Mac has further helped to stabilize communities by focusing its real estate owned (REO) home sales on owner-occupants, who have made up approximately two–thirds of its purchasers since the beginning of 2009, and by promoting industry-leading standards for property preservation.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Building a Stronger Mortgage Market – Working with FHFA and the industry, Freddie Mac continues to devote resources to help develop a stronger, more efficient mortgage market. For example, in 2013, the company made progress on several initiatives supporting the Uniform Mortgage Data Program, which is designed to capture consistent and accurate mortgage data, create efficiencies for all market participants and allow better assessment of mortgage risk. Specifically, Freddie Mac introduced enhancements to the Uniform Loan Delivery Dataset, the Uniform Appraisal Dataset and the Uniform Collateral Data Portal. The company also introduced a new representation and warranty framework, as well as better tools for its customers to use to improve loan quality. Taken together, these actions are strengthening the mortgage market and increasing access to affordable mortgages for borrowers nationwide.

Reducing Taxpayer Exposure – In order to reduce taxpayer exposure to mortgage credit risk, the company led the market in introducing new mortgage credit risk sharing initiatives in 2013. This included the issuance of $1.1 billion of Structured Agency Credit Risk (STACR) debt notes and a $77 million credit insurance transaction. In these transactions, Freddie Mac transferred a substantial portion of the second loss risk on mortgages with aggregate UPB totaling nearly $58 billion to private investors. The company believes approximately $45 billion of this UPB qualified toward the 2013 Conservatorship Scorecard goal related to single-family risk transfer. In addition, Freddie Mac sold a record $28 billion in multifamily K-deal securities in 2013, bringing total multifamily securitization volume to date to $71.5 billion. Freddie Mac is securitizing approximately 95 percent of its multifamily loan purchases through K-deals, allowing the company to shift the first loss risk to private investors. The company also helped preserve taxpayer value through the securitization of modified loans, a program begun in 2013.

Credit Quality

New Single-Family Book – At December 31, 2013, the company’s new single-family book (loans acquired after 2008, excluding HARP and other relief refinance mortgages) accounted for 54 percent of the UPB of Freddie Mac’s single-family credit guarantee portfolio. Since 2008, Freddie Mac has enhanced its credit and underwriting policies, mortgage lenders have delivered fewer loans with higher-risk characteristics, and overall the company has seen positive changes in the underwriting practices of lenders and mortgage insurers. These factors have contributed to the improved credit quality of the company’s new single-family book, including low delinquency rates and credit losses.

Single-Family Credit Guarantee Portfolio – Concentration of Credit Risk

	As of 12/31/2013		Full-Year 2013

	% of Portfolio	Serious Delinquency Rate	% of Credit Losses
New single-family book (1)	54%	0.24%	3%
HARP and other relief refinance loans	21	0.64%	7
2005-2008 legacy single-family book	16	8.77%	81
Pre-2005 legacy single-family book	9	3.24%	9

Total	100%	2.39%	100%

(1)	Loans acquired after 2008. Excludes HARP and other relief refinance loans.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

HARP and Other Relief Refinance Loans – HARP and other relief refinance loans represented 21 percent of the single-family credit guarantee portfolio at December 31, 2013. HARP loans generally reflect many of the credit risk attributes of the original loans, particularly LTV ratios, and thus generally present higher risk to the company than other refinance loans the company has purchased since 2009. However, in many cases, the borrowers’ payments are reduced through HARP refinancing, thereby strengthening the borrowers’ potential to make their mortgage payments.

2005-2008 Legacy Single-Family Book – Freddie Mac’s 2005-2008 legacy single-family book continues to represent a declining portion of the company’s single-family credit guarantee portfolio. At December 31, 2013 and 2012, the 2005-2008 legacy single-family book represented 16 percent and 24 percent of the company’s single-family credit guarantee portfolio (based on UPB), respectively, but accounted for 81 percent and 87 percent of the company’s single-family credit losses in 2013 and 2012, respectively. The gradual reduction of Freddie Mac’s 2005-2008 legacy single-family book has positively impacted the payment performance of its overall single-family credit guarantee portfolio.

Single-Family Credit Guarantee Portfolio Purchases – LTV Ratios and Credit Scores

	2009	2010	2011	2012	2013
Weighted Average Original LTV Ratio:
Relief refinance (includes HARP)	80%	77%	77%	97%	91%
All other	66%	67%	67%	68%	71%
Total purchases	67%	70%	70%	76%	75%
Weighted Average Credit Score:
Relief refinance (includes HARP)	738	747	744	740	727
All other	757	758	759	762	756
Total purchases	756	755	755	756	749

Total single-family loans (including relief refinance loans) purchased by Freddie Mac in 2013 had a weighted average original LTV ratio of 75 percent and a weighted average FICO score of 749. The company’s 2012 and 2013 LTV ratios and FICO scores reflect increased purchases of HARP loans, which were driven by FHFA-directed enhancements made in 2012 that expanded eligibility to refinance borrowers whose mortgages have LTV ratios above 125 percent.

Single-family serious delinquency rate was 2.39 percent at December 31, 2013, compared to 2.58 percent at September 30, 2013, and 3.25 percent at December 31, 2012. The company’s single-family serious delinquency rate is substantially below the rate for the entire U.S. mortgage market. According to the Mortgage Bankers Association’s National Delinquency Survey, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 5.41 percent at December 31, 2013. Freddie Mac’s delinquency rates continue to be affected by delays, including those due to increases in foreclosure process timeframes, general constraints on servicer capacity and court backlogs (in states that require judicial foreclosure process).

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Multifamily delinquency rate (based on loans 60 days or more past due or in the process of foreclosure) was 0.09 percent at December 31, 2013, compared to 0.05 percent at September 30, 2013, and 0.19 percent at December 31, 2012, reflecting continued strong multifamily portfolio performance.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the company’s Consolidated Financial Statements and Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its single-family, multifamily and investment businesses, its loan workout initiatives and other efforts, and other programs to assist the U.S. residential mortgage market, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, and new accounting guidance, credit quality of loans the company owns or guarantees, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. For more information, visit www.FreddieMac.com.

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Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Appendix - Financial Results Discussion

Summary Consolidated Statements of Comprehensive Income (1)

		Three Months Ended		Full-Year

($ Billions)		9/30/13	12/31/13	2012	2013
1	Net interest income	$4.3	$3.8	$17.6	$16.5
2	(Provision) benefit for credit losses	1.1	0.2	(1.9)	2.5
3	Derivative gains (losses)	(0.1)	1.0	(2.4)	2.6
4	Net impairments of AFS securities recognized in earnings	(0.1)	(1.3)	(2.2)	(1.5)
5	Other non-interest income	1.9	6.1	0.5	7.4

6	Non-interest income (loss)	1.7	5.8	(4.1)	8.5
7	Administrative expenses	(0.5)	(0.5)	(1.6)	(1.8)
8	REO operations income (expense)	0.1	(0.0)	(0.1)	0.1
9	Other non-interest expense	(0.2)	0.1	(0.6)	(0.4)

10	Non-interest expense	(0.6)	(0.4)	(2.2)	(2.1)
11	Pre-tax income	6.5	9.3	9.4	25.4
12	Income tax benefit (expense)	24.0	(0.7)	1.5	23.3

13	Net income	$30.5	$8.6	$11.0	$48.7
14	Total other comprehensive income (loss)	(0.0)	1.2	5.1	2.9

15	Comprehensive income	$30.4	$9.8	$16.0	$51.6

(1)	Columns may not add due to rounding.

Net interest income was $3.8 billion for the fourth quarter of 2013, compared to $4.3 billion for the third quarter of 2013. Net interest yield was 76 basis points for the fourth quarter of 2013, compared to 86 basis points for the third quarter of 2013. The decreases in both net interest income and net interest yield primarily reflect a decline in the balance of higher-yielding mortgage-related assets due to continued liquidations and lower amortization income related to consolidated trusts.

Net interest income for the full-year 2013 was $16.5 billion, compared to $17.6 billion for the full-year 2012. Net interest yield for the full-year 2013 was 82 basis points, compared to 84 basis points for the full-year 2012. The decreases in both net interest income and net interest yield were primarily driven by a decline in the balance of higher-yielding mortgage-related assets due to continued liquidations, partially offset by lower funding costs.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

(Provision) benefit for credit losses was a benefit of $201 million for the fourth quarter of 2013, compared to a benefit of $1.1 billion for the third quarter of 2013. The benefit for credit losses in the third and fourth quarters of 2013 was driven by $0.9 billion and $0.8 billion of recoveries from settlements of representation and warranty claims, respectively. Moderation in home-price growth during the fourth quarter led to a smaller benefit for credit losses compared to the third quarter.

(Provision) benefit for credit losses was a benefit of $2.5 billion for the full-year 2013, compared to provision expense of $1.9 billion for the full-year 2012. The improvement reflects a decrease in the volume of newly delinquent loans, increases in national home prices, and approximately $1.7 billion in recoveries from representation and warranty settlements during 2013.

The company’s loan loss reserve balance is increased by a provision for credit losses (and decreased by a benefit for credit losses) and reduced by charge-offs. Freddie Mac’s loan loss reserves were $24.7 billion as of December 31, 2013, compared to $25.0 billion as of September 30, 2013 and $30.9 billion at December 31, 2012.

Derivative gains (losses) was a gain of $1.0 billion for the fourth quarter of 2013, compared to a loss of $74 million for the third quarter of 2013. The improvement was attributable to higher fair value gains on the net pay-fixed swap portfolio due to an increase in longer-term interest rates.

Derivative gains (losses) was a gain of $2.6 billion for the full-year 2013, compared to a loss of $2.4 billion for the full-year 2012. The improvement was primarily due to an increase in longer-term interest rates during 2013, compared to a decrease in longer-term interest rates during 2012, coupled with a change in the mix of the company’s derivative portfolio.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Net impairment of AFS securities recognized in earnings was $1.3 billion for the fourth quarter of 2013, compared to $126 million for the third quarter of 2013. The increase was primarily due to the fourth quarter implementation of enhanced model assumptions used to project cash flows on certain modified loans collateralizing non-agency mortgage-related securities.

Net impairment of available-for-sale securities (AFS) securities recognized in earnings was $1.5 billion for the full-year 2013, compared to $2.2 billion for the full-year 2012. The decrease was driven by improvements in forecasted home prices over the expected life of the company’s AFS securities during 2013.

Other non-interest income was $6.1 billion for the fourth quarter of 2013, compared to $1.9 billion for the third quarter of 2013. The increase was mostly driven by a $4.3 billion increase in settlement proceeds related to PLS litigation in the fourth quarter.

Other non-interest income for the full-year 2013 was $7.4 billion, compared to $0.5 billion for the full-year 2012. The increase primarily reflects settlement proceeds of $5.5 billion related to PLS litigation during 2013.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

Non-interest expense was $390 million for the fourth quarter of 2013, compared to $577 million for the third quarter of 2013. The decrease was primarily driven by the Lehman bankruptcy settlement, partially offset by higher REO holding period write-downs and lower disposition gains during the fourth quarter.

Non-interest expense for the full-year 2013 was $2.1 billion, compared to $2.2 billion for the full-year 2012. The decrease was mostly due to the Lehman bankruptcy settlement and a shift to REO operations income, partially offset by higher expense related to the legislated 10 basis point increase in guarantee fees.

Income tax benefit (expense) was an expense of $731 million for the fourth quarter of 2013, compared to a benefit of $24.0 billion for the third quarter of 2013. Income tax benefit for the full-year 2013 was $23.3 billion, compared to $1.5 billion for the full-year 2012. The third quarter and full-year 2013 results were primarily driven by the release of the deferred tax asset valuation allowance.

Total other comprehensive income (loss) was income of $1.2 billion for the fourth quarter of 2013, compared to a loss of $49 million for the third quarter of 2013. The shift from total other comprehensive loss in the third quarter to total other comprehensive income in the fourth quarter reflects improved fair values on non-agency AFS securities due to spread tightening, as well as the recognition in earnings of other-than-temporary impairments on the company’s non-agency mortgage-related securities in the fourth quarter.

Total other comprehensive income for the full-year 2013 was $2.9 billion, compared to $5.1 billion for the full-year 2012. The decrease reflects the unfavorable impact of higher interest rates, partially offset by higher fair value gains due to spread tightening on non-agency securities.

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

The fair value of Freddie Mac’s AFS securities may fluctuate considerably from period to period due to changes in interest rates and mortgage spreads, which can lead to variability in the company’s comprehensive income results.

Segment Financial Results – Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Single-family Guarantee, Investments and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category. For the third quarter and full-year 2013, the All Other category primarily includes the impact of releasing the valuation allowance against net deferred tax assets.

Summary of Segment Earnings (Loss) and Comprehensive Income (Loss) (1)

		Three Months Ended		Full-Year

($ Billions)		9/30/13	12/31/13	2012	2013
	Segment Earnings (loss), net of taxes
1	Single-family Guarantee	$2.0	$1.3	$(0.2)	$5.8
2	Investments	3.7	6.8	8.2	16.6
3	Multifamily	0.8	0.6	2.1	2.4
4	All Other	23.9	(0.0)	0.8	23.9

5	Total Segment Earnings (loss), net of taxes	$30.5	$8.6	$11.0	$48.7

	Comprehensive income (loss) of segments
6	Single-family Guarantee	$2.0	$1.3	$(0.2)	$5.8
7	Investments	4.3	8.3	11.4	20.3
8	Multifamily	0.2	0.2	4.1	1.5
9	All Other	23.9	0.1	0.8	24.0

10	Comprehensive income (loss) of segments	$30.4	$9.8	$16.0	$51.6

(1)	Columns may not add due to rounding.

Single-family Guarantee segment earnings were $1.3 billion for the fourth quarter of 2013, compared to $2.0 billion for the third quarter of 2013. The decrease primarily reflects a reduction in the benefit for credit losses since the third quarter due to moderation in home price growth in the fourth quarter. Comprehensive income for

Freddie Mac Fourth Quarter 2013 Financial Results

February 27, 2014

the Single-family Guarantee segment approximated segment earnings for both the third and fourth quarter of 2013.

Single-family Guarantee segment earnings were $5.8 billion for the full-year 2013, compared to a loss of $164 million for the full-year 2012. The improvement was primarily driven by a shift to a benefit for credit losses during 2013 from a provision for credit losses during 2012, due mostly to a decrease in the volume of newly delinquent loans, continued increases in home prices and representation and warranty settlements in 2013. Comprehensive income for the Single-family Guarantee segment approximated segment earnings (loss) for both full-year 2012 and 2013.

Investments segment earnings were $6.8 billion for the fourth quarter of 2013, compared to $3.7 billion for the third quarter of 2013. The increase was mostly driven by higher settlement proceeds related to PLS litigation and higher derivative gains, partially offset by higher net impairment expense. Comprehensive income for the Investments segment was $8.3 billion for the fourth quarter of 2013, compared to $4.3 billion for the third quarter of 2013. The increase reflects higher segment earnings and improved fair values on non-agency AFS securities due to spread tightening.

Investments segment earnings were $16.6 billion for the full-year 2013, compared to $8.2 billion for the full-year 2012. The increase was primarily attributable to settlement proceeds related to PLS litigation and higher derivative gains, partially offset by lower net interest income. Comprehensive income for the Investments segment was $20.3 billion for the full-year 2013, compared to $11.4 billion for the full-year 2012. The increase reflects higher segment earnings and improved fair values on non-agency AFS securities due to spread tightening.

Multifamily segment earnings were $556 million for the fourth quarter of 2013, compared to $844 million for the third quarter of 2013. The decrease primarily reflects lower volume of sales of both AFS securities and mortgage loans. Comprehensive income for the Multifamily segment was relatively unchanged at $164 million for the fourth quarter of 2013, compared to $155 million for the third quarter of 2013.

Multifamily segment earnings were $2.4 billion for the full-year 2013, compared to $2.1 billion for the full-year 2012. The increase was primarily attributable to higher gains on the sale of AFS securities, partially offset by lower gains on mortgage loans. Comprehensive income for the Multifamily segment was $1.5 billion for the full-year 2013, compared to $4.1 billion for the full-year 2012. The decrease reflects the favorable impact of spread tightening on commercial mortgage-backed securities (CMBS) during 2012 and the reversal of unrealized gains associated with CMBS that were sold during 2013.